UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

(Amendment No. 1)

UNDER THE SECURITIES EXCHANGE ACT OF 1934

TALOS ENERGY INC.
(Name of Issuer)

Common Stock

(Title of Class of Securities)

87484T108

(CUSIP Number)

April 5, 2023

(Date of Event Which Requires Filing of this Statement)

Check the Appropriate Box to Designate the Rule Pursuant to Which this Schedule Is Filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87484T108	13G	Page 2 of 19 Pages

1.	Names of Reporting Persons BAIN CAPITAL CREDIT MANAGED ACCOUNT (E), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization DE

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,437,872
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,437,872

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,437,872
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 1.13%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 127,455,965 shares of Common Stock outstanding as of March 20, 2023, as reported in the Issuer’s Proxy Statement filed on April 5, 2023.

CUSIP No. 87484T108	13G	Page 3 of 19 Pages

1.	Names of Reporting Persons BAIN CAPITAL CREDIT MANAGED ACCOUNT (PSERS), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization DE

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 207,382
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 207,382

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 207,382
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.16%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 127,455,965 shares of Common Stock outstanding as of March 20, 2023, as reported in the Issuer’s Proxy Statement filed on April 5, 2023.

CUSIP No. 87484T108	13G	Page 4 of 19 Pages

1.	Names of Reporting Persons BAIN CAPITAL DISTRESSED & SPECIAL SITUATIONS 2013 (AIV I), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization DE

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 3,607,477
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 3,607,477

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,607,477
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.83%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 127,455,965 shares of Common Stock outstanding as of March 20, 2023, as reported in the Issuer’s Proxy Statement filed on April 5, 2023.

CUSIP No. 87484T108	13G	Page 5 of 19 Pages

1.	Names of Reporting Persons BAIN CAPITAL DISTRESSED & SPECIAL SITUATIONS 2013 (B), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization DE

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 425,945
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 425,945

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 425,945
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.33%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 127,455,965 shares of Common Stock outstanding as of March 20, 2023, as reported in the Issuer’s Proxy Statement filed on April 5, 2023.

CUSIP No. 87484T108	13G	Page 6 of 19 Pages

1.	Names of Reporting Persons BAIN CAPITAL DISTRESSED & SPECIAL SITUATIONS 2016 (A), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization DE

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,298,868
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,298,868

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,298,868
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 1.02%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 127,455,965 shares of Common Stock outstanding as of March 20, 2023, as reported in the Issuer’s Proxy Statement filed on April 5, 2023.

CUSIP No. 87484T108	13G	Page 7 of 19 Pages

1.	Names of Reporting Persons BAIN CAPITAL DISTRESSED & SPECIAL SITUATIONS 2016 (F), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization DE

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,131,519
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,131,519

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,131,519
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.89%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 127,455,965 shares of Common Stock outstanding as of March 20, 2023, as reported in the Issuer’s Proxy Statement filed on April 5, 2023.

CUSIP No. 87484T108	13G	Page 8 of 19 Pages

1.	Names of Reporting Persons SANKATY CREDIT OPPORTUNITIES IV, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization DE

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,129,580
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,129,580

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,129,580
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.89%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 127,455,965 shares of Common Stock outstanding as of March 20, 2023, as reported in the Issuer’s Proxy Statement filed on April 5, 2023.

CUSIP No. 87484T108	13G	Page 9 of 19 Pages

1.	Names of Reporting Persons BCC EnVen Investments (2016), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization DE

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,170,800
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,170,800

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,170,800
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 1.70%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 127,455,965 shares of Common Stock outstanding as of March 20, 2023, as reported in the Issuer’s Proxy Statement filed on April 5, 2023.

CUSIP No. 87484T108	13G	Page 10 of 19 Pages

1.	Names of Reporting Persons BCC EnVen Investments (S), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization DE

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 622,157
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 622,157

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 622,157
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.49%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 127,455,965 shares of Common Stock outstanding as of March 20, 2023, as reported in the Issuer’s Proxy Statement filed on April 5, 2023.

CUSIP No. 87484T108	13G	Page 11 of 19 Pages

1.	Names of Reporting Persons BCC EnVen Investments (2013), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization DE

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,875,746
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,875,746

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,875,746
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.26%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 127,455,965 shares of Common Stock outstanding as of March 20, 2023, as reported in the Issuer’s Proxy Statement filed on April 5, 2023.

CUSIP No. 87484T108	13G	Page 12 of 19 Pages

1.	Names of Reporting Persons Bain Capital Credit, LP
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization DE

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 601,836
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 601,836
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 601,836
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.47%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 127,455,965 shares of Common Stock outstanding as of March 20, 2023, as reported in the Issuer’s Proxy Statement filed on April 5, 2023.

CUSIP No. 87484T108	13G	Page 13 of 19 Pages

This amendment to the Schedule 13G filed on February 22, 2023 (the “Original 13G”) is being voluntarily filed in order to amend and restate the Original 13G in its entirety in order to reflect the correct amounts and percentages of securities beneficially owned by the Reporting Persons, which, pursuant to communications with the Issuer and disclosure in the Issuer’s Proxy Statement filed with the SEC on April 5, 2023, were discovered to be inadvertently overstated in the Original 13G.

Item 1(a).	Name of Issuer:

TALOS ENERGY INC. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

333 CLAY STREET, SUITE 3300 HOUSTON, TX, 77002

Item 2(a).	Names of Persons Filing:

This statement is filed by the entities and persons listed below, each of whom is referred to herein as a “Reporting Person” and together as the “Reporting Persons”:

1. Bain Capital Credit Managed Account Investors (E), L.P. (“BCCMA (E)”)

2. Bain Capital Credit Managed Account Investors (PSERS), L.P. (“PSERS”)

3. Bain Capital Distressed & Special Situations 2013 (AIV I), L.P. (“DSS 2013 (AIV I)”)

4. Bain Capital Distressed & Special Situations 2013 (B), L.P. (“DSS 2013 (B)”)

5. Bain Capital Distressed & Special Situations 2016 (A), L.P. (“DSS 2016 (A)”)

6. Bain Capital Distressed & Special Situations 2016 (F), L.P. (“DSS 2016 (F)”)

7. Sankaty Credit Opportunities IV, L.P. (“COPS IV”)

8. BCC EnVen Investments (2016), L.P. (“BCC EnVen 2016”)

9. BCC EnVen Investments (S), L.P. (“BCC EnVen (S)”)

10. BCC EnVen Investments (2013), L.P. (“BCC EnVen 2013”)

11. Bain Capital Credit, LP (“BCC”)

Bain Capital Credit Managed Account Investors (E), L.P. (“BCCMAI (E)”), a Delaware limited partnership, is the general partner of BCCMA (E). Bain Capital Credit Member, LLC (“BCCM”), is the managing member of BCCMAI (E). Bain Capital Credit Managed Account Investors, LLC (“BCCMAI”), a Delaware limited liability company, is the general partner of PSERS. BCCM is the managing member of BCCMAI. Bain Capital Distressed and Special Situations 2013 Investors (A), L.P. (“DSS 2013 Investors (A)”), a Delaware limited partnership, is the general partner of DSS 2013 (AIV I)”). BCCM, is the managing member of DSS 2013 Investors (A). Bain Capital Distressed and Special Situations 2013 Investors (B), L.P. (“DSS 2013 Investors (B)”), a Delaware limited partnership, is the general partner of DSS 2013 (B)”). BCCM, is the managing member of DSS 2013 Investors (B). Bain Capital Distressed and Special Situations 2016 Investors (A), L.P. (“DSS 2016 Investors (A)”), a Delaware limited partnership is the general partner of DSS 2016 (A). BCCM is the managing member of DSS 2016 Investors (A). Bain Capital Distressed and Special Situations 2016 Investors (F), L.P. (“DSS 2016 Investors (F)”), a Delaware limited partnership is the general partner of DSS 2016 (F). BCCM is the managing member of DSS 2016 Investors (F). Sankaty Credit Opportunities Investors IV, LLC (“COPS IV Investors”), a Delaware limited liability company, is the general partner of COPS IV. BCCM is the managing member of COPS IV Investors. BCC EnVen Investments GP (2013), LLC (“BCC EnVen GP 2013”), a Delaware limited liability company is the general partner of BCC EnVen 2013. Bain Capital Credit Member II, LLC (“BCCM II”) is the general partner of BCC EnVen GP 2013. BCC EnVen Investments GP (2016), LLC (“BCC EnVen GP 2016”), a Delaware limited liability company is the general partner of BCC EnVen 2016). BCCM is the general partner of BCC EnVen GP 2016. BCC EnVen Investments GP (S), LLC (“BCC EnVen GP (S)”), a Delaware limited liability company is the general partner of BCC EnVen (S). BCCM is the general partner of BCC EnVen GP (S). Mr. Jonathan Lavine is the Manager of BCCM. BCC has entered into an Investment Management Agreement with managed account clients pursuant to which it has authority to acquire, dispose of, and vote securities on behalf of such client. BCC disclaims beneficial ownership of the shares beneficially owned by such client.

The Reporting Persons have entered into a Joint Filing Agreement, dated February 22, 2023, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-l(k)(l) under the Securities Exchange Act of 1934.

CUSIP No. 87484T108	13G	Page 14 of 19 Pages

Item 2(b).	Address of the Principal Business Office or, if None, Residence:

200 Clarendon Street Boston, Massachusetts 02116

Item 2(c).	Citizenship:

See responses to Item 4 on each cover page.

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

87484T108

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a(n):

Not Applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

See response to Item 9 on each cover page.

(b)	Percent of Class:

See response to Item 11 on each cover page.

(c)	Number of shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See responses to Item 5 on each cover page.

(ii)	Shared power to vote or to direct the vote:

See responses to Item 6 on each cover page.

(iii)	Sole power to dispose or to direct the disposition of:

See responses to Item 7 on each cover page.

(iv)	Shared power to dispose or to direct the disposition of:

See responses to Item 8 on each cover page.

BCCMA (E) directly holds 1,437,872 shares of Common Stock. PSERS directly holds 207,382 shares of Common Stock. DSS 2013 (AIV I) directly holds 3,607,477 shares of Common Stock. DSS 2013 (B) directly holds 425,945 shares of Common Stock. DSS 2016 (A) directly holds 1,298,868 shares of Common Stock. DSS 2016 (F) directly holds 1,131,519 shares of Common Stock. COPS IV directly holds 1,129,580 shares of Common Stock. BCC EnVen 2016 directly holds 2,170,800 shares of Common Stock. BCC EnVen (S) directly holds 622,157 shares of Common Stock. With respect to the each of the foregoing entities, (the “BCCM Holders”), BCCM may be deemed to have voting and dispositive power of the aggregate 12,031,600 shares of Common Stock directly held by the BCCM Holders, which amount represents an aggregate of 9.44% of such class.

CUSIP No. 87484T108	13G	Page 15 of 19 Pages

BCC EnVen 2013 directly holds 2,875,746 shares of Common Stock. BCCM II may be deemed to have voting and dispositive power over 2,875,746 shares of Common Stock directly held by BCC EnVen 2013, which amount represents 2.26% of such class.

BCC serves as investment manager to various client accounts, and, in this capacity, has voting and dispositive power over 601,836 shares of Common Stock directly held in such managed accounts, which amount represents an aggregate of 0.47% of such class.

Each of BCCM, BCCM II and BCC (the “Investment Managers”) independently exercises investment discretion with respect to the above referenced securities for which they hold voting and dispositive power and there is no agreement or understanding among the Investment Managers to act together with respect to the securities under their discretion. As such, the filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other Reporting Person or Reporting Persons constitute a “group” for purposes of Section 13(d)(3) of the Exchange Act or Rule 13d-5 thereunder. In addition, the filing of this Statement shall not be construed as an admission that any of the Reporting Persons are, for the purpose of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this Statement.

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

By signing below, each of the Reporting Persons certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

CUSIP No. 87484T108	13G	Page 16 of 19 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 7, 2023

BAIN CAPITAL CREDIT MANAGED ACCOUNT (E), L.P.

By:	Bain Capital Credit Managed Account Investors (E), L.P., its general partner

By:	Bain Capital Credit Member, LLC, its managing member

By:	/s/ Michael Treisman
Name:	Michael Treisman
Title:	Partner and General Counsel

BAIN CAPITAL CREDIT MANAGED ACCOUNT (PSERS), L.P.

By:	Bain Capital Credit Managed Account Investors, LLC, its general partner

By:	Bain Capital Credit Member, LLC, its managing member

By:	/s/ Michael Treisman
Name:	Michael Treisman
Title:	Partner and General Counsel

BAIN CAPITAL DISTRESSED & SPECIAL SITUATIONS 2013 (AIV I), L.P.

By:	Bain Capital Distressed and Special Situations 2013 Investors (A), L.P., its general partner

By:	Bain Capital Credit Member, LLC, its managing member

By:	/s/ Michael Treisman
Name:	Michael Treisman
Title:	Partner and General Counsel

BAIN CAPITAL DISTRESSED & SPECIAL SITUATIONS 2013 (B), L.P.

By:	Bain Capital Distressed and Special Situations 2013 Investors (B), L.P., its general partner

By:	Bain Capital Credit Member, LLC, its managing member

By:	/s/ Michael Treisman
Name:	Michael Treisman
Title:	Partner and General Counsel

CUSIP No. 87484T108	13G	Page 17 of 19 Pages

BAIN CAPITAL DISTRESSED & SPECIAL SITUATIONS 2016 (A), L.P.

By:	Bain Capital Distressed and Special Situations 2016 Investors (A), L.P., its general partner

By:	Bain Capital Credit Member, LLC, its managing member

By:	/s/ Michael Treisman
Name:	Michael Treisman
Title:	Partner and General Counsel

BAIN CAPITAL DISTRESSED & SPECIAL SITUATIONS 2016 (F), L.P.

By:	Bain Capital Distressed and Special Situations 2016 Investors (F), L.P., its general partner

By:	Bain Capital Credit Member, LLC, its managing member

By:	/s/ Michael Treisman
Name:	Michael Treisman
Title:	Partner and General Counsel

SANKATY CREDIT OPPORTUNITIES IV, L.P.

By:	Sankaty Credit Opportunities Investors IV, LLC, its general partner

By:	Bain Capital Credit Member, LLC, its managing member

By:	/s/ Michael Treisman
Name:	Michael Treisman
Title:	Partner and General Counsel

BCC ENVEN INVESTMENTS (2016), L.P.

By:	BCC EnVen Investments GP (2016), LLC, its general partner

By:	Bain Capital Credit Member, LLC, its managing member

By:	/s/ Michael Treisman
Name:	Michael Treisman
Title:	Partner and General Counsel

CUSIP No. 87484T108	13G	Page 18 of 19 Pages

BCC ENVEN INVESTMENTS (S), L.P.

By:	BCC EnVen Investments GP (S), LLC, its general partner

By:	Bain Capital Credit Member, LLC, its managing member

By:	/s/ Michael Treisman
Name:	Michael Treisman
Title:	Partner and General Counsel

BCC ENVEN INVESTMENTS (2013), L.P.

By:	BCC EnVen Investments GP (2013), LLC, its general partner

By:	Bain Capital Credit Member II, LLC, its general partner

By:	/s/ Michael Treisman
Name:	Michael Treisman
Title:	Partner and General Counsel

BAIN CAPITAL CREDIT, LP

By:	/s/ Michael Treisman
Name:	Michael Treisman
Title:	Partner and General Counsel

CUSIP No. 87484T108	13G	Page 19 of 19 Pages

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated as of February 22, 2023 (Incorporated by Reference to the Reporting Persons’ 13G filed on February 22, 2023).